As filed with the Securities and Exchange Commission on July 9, 2004

File No. 333-                                   Commission file number:  0_20033
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        AmeriResource Technologies, Inc.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)



               Delaware                            84-1084784
               --------                            ----------
     (State or Other Jurisdiction               (I.R.S. Employer
   of Incorporation or Organization)         Identification Number)

            3430 E. Russell Road, Suite 317, Las Vegas, Nevada 89120
            --------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                            2001 Stock Option Plan of
                  AmeriResource Technologies, Inc., as amended
                 ----------------------------------------------
                            (Full Title of the Plan)

    Delmar Janovec, 3430 E. Russell Road, Suite 317, Las Vegas, Nevada 89120
    ------------------------------------------------------------------------
            (Name, Address, Including Zip Code, of Agent for Service)

  Telephone number, including area code, of agent for service: (702) 214-4249
                                                                --------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                       Proposed        Proposed      Amount of
                                        Maximum         Maximum    Registration
Title of Securities Amount of Shares  Offering Price   Aggregate        Fee
to be Registered    to be Registered  Per Share (1)  Offering Price
--------------------------------------------------------------------------------
Common Stock,       150,000,000         $0.00275        $412,500        $52.26
par value $0.0001
================================================================================
(1) Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of July 9, 2004, a date within five business days prior to the date of filing of this registration statement.

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

                                Total number of pages:                9

                                Index to Exhibits is located on page: 5

                                EXPLANATORY NOTE

      AmeriResource Technologies, Inc., a Delaware corporation (which may hereafter be referred to as "we", "us", or "our(s)"), previously registered Three Hundred Seventy Five Million (375,000,000) shares of its common stock for issuance under the 2001 Stock Option Plan of AmeriResource Technologies, Inc. and amendments thereto.

      On July 9, 2004, our board of directors adopted an amended 2001 Stock Option Plan of AmeriResource Technologies, Inc. ("Amended Plan") and authorized for issuance thereunder an additional One Hundred Fifty Million (150,000,000) shares of our common stock which we are now registering.

PART II     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The contents of our registration statements on Form S-8 as filed with the Commission on May 17, 2001, November 26, 2001, June 4, 2002, May 1, 2003, August 29, 2003, December 10, 2003 and April 20, 2004 are hereby incorporated by reference.

      Additionally, the following documents filed by us with the Commission are hereby incorporated herein by reference:

      1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

      2. All reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2003.

      3. The description and specimen certificate of our common stock, par value $0.0001 ("Common Stock"), contained in our registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Form S-8 have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

      The Common Stock being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's registration statement under the Exchange Act, and is incorporated herein by reference.

Item 5.  Interests of Named Experts and Counsel.

      No expert is named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for the Company who is named in this prospectus as having given an opinion on the validity of the securities being offered hereby was hired on a contingent basis or has or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us.

Item 6.  Indemnification of Directors and Officers.

      Our articles of incorporation and bylaws limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law, section 145, or any other applicable provision. Generally, Delaware General Corporation Law permits the indemnification of officers, directors, employees and agents from any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation and from judgments, expenses, fines, and settlements so long as such person was acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, or had no reasonable cause to believe that such conduct was unlawful. In addition, our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by such law. We believe that these provisions are necessary to attract and retain qualified directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or control person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

      No restricted securities are being re-offered or resold pursuant to this registration statement.

Item 8.  Exhibits.

   The Exhibit Index preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

      (a) We hereby undertake:

      (1) To file, during any period in which we offer or sell securities, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) To treat, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
      Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15
      (d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 9, 2004.

                                AMERIRESOURCE TECHNOLOGIES, INC.

                                /s/ Delmar Janovec
                                ---------------------------------
                                By: Delmar Janovec, President

                                POWER OF ATTORNEY

      The undersigned directors and officers of AMERIRESOURCE TECHNOLOGIES, INC. hereby constitute and appoint Delmar Janovec, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or his substitute, shall lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                         Title                    Date


/s/ Delmar Janovec
--------------------------        President, Chief Executive     July 9, 2004
Delmar Janovec                    Officer, Principal Financial
                                  Officer, and Director


/s/ Rod Clawson
--------------------------        Director                       July 9, 2004
Rod Clawson

                                INDEX TO EXHIBITS



             Page
SEC Ref. No. No.          Description of Exhibit
------------ ----         ------------------------
4            6            2001 Stock Option Plan, as amended

5,23         7            Opinion and Consent of Counsel

23           9            Consent of Accountant

                                                                       Exhibit 4
                FIFTH AMENDED AND RESTATED 2001 STOCK OPTION PLAN
                                       OF
                        AMERIRESOURCE TECHNOLOGIES, INC.

      WHEREAS, AmeriResource Technologies, Inc., a Delaware corporation (the "Company") has heretofore adopted and maintains the 2001 Stock Option Plan of AmeriResource Technologies, Inc. (the "Plan") for the benefit of eligible employees of the Company and participating affiliates;

      WHEREAS, the Company has heretofore restated and amended the Plan to increase the amount of shares of its common stock subject to the Plan from Fifty Million (50,000,000) to Three Hundred Seventy Five Million (375,000,000) shares;

      WHEREAS, the Company desires to again restate and amend the Plan to increase the amount of shares of its common stock subject to the Plan from Three Hundred Seventy Five Million (375,000,000) shares to Five Hundred Twenty-Five Million (525,000,000) shares, intending thereby to provide an uninterrupted and continuing program of benefits;

      NOW THEREFORE, the Plan is hereby restated with the following amendments effective as of July 9, 2004.

The introductory paragraph of the Plan is hereby amended and restated as follows:

      AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), hereby adopts the Fifth Amended and Restated 2001 Stock Option Plan of AmeriResource Technologies, Inc. (this "Plan"), on this 9th day of July 2004. Under this Plan, the Company may grant options to acquire (the "Options") Five Hundred Twenty-Five Million (525,000,000) shares of its common stock, par value $0.0001 (the "Stock"), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein. In addition, at the discretion of the Board of Directors, options to acquire stock of the Company may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries and are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market in our securities.

Paragraph 3 of the Plan is hereby amended and restated as follows:

3. Shares of Stock Subject to this Plan. A total of Five Hundred Twenty-Five Million (525,000,000) shares Stock may be subject to, or issued pursuant to, Options granted under this Plan.

Paragraph 13 of the Plan is hereby amended and restated as follows:

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five (5) years from the date first appearing in this Plan or the date on which the Five Hundred Twenty-Five Millionth (525,000,000th) share is issued hereunder.

ATTEST:


/s/ Delmar Janovec
--------------------------
Delmar Janovec, President

                                                                   Exhibit 5, 23



WOLTJEN                                    4144 N. Central Expressway, Suite 410
                                                             Dallas, Texas 75204
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LAW FIRM                                                 Telephone: 214-742-5555
                                                         Facsimile: 214-742-5545
                                               E-mail: woltjenlaw@woltjenlaw.com


July 9, 2004


The Board of Directors
AmeriResource Technologies, Inc.
3430 E. Russell Road, Suite 317
Las Vegas, Nevada 89120

To the Board of Directors of AmeriResource Technologies Inc.

AmeriResource Technologies Inc., a Delaware corporation (the "Company"), has informed Woltjen Law Firm (the "Firm"), of its intention to file on or about July 9, 2004, a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), concerning One Hundred Fifty Million (150,000,000) shares (the "Shares") of its common stock, par value $0.0001 ("Common Stock"), with the Securities and Exchange Commission ("SEC"). In connection with the filing of the Registration Statement, you have requested the Firm's opinion regarding the issuance of Common Stock.

You have represented to the Firm that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that the Company is current in filing such reporting requirements with the SEC and that the Company's board of directors has authorized the filing of the Registration Statement. Based on the these representations and to the best of the Firm's knowledge, the Firm is of the opinion that the Common Stock will, when sold, be legally issued, fully paid and non-assessable. This Opinion is conditioned upon the above requirements being met.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein, and is further subject to qualifications, exceptions, and limitations set forth below:

   A. The Firm expressly excepts from the opinion set forth herein any opinion or position as to whether or to what extent a Delaware court, or any other court, would apply Delaware law, or the law of any other state or jurisdiction except the federal law of the United States of America, to any particular aspect of the facts, circumstances and transactions that are the subject of the opinion herein contained.

   B. In rendering this opinion, the Firm assumed that the Company is satisfying the various substantive requirements of Form S-8. The Firm, therefore, expressly disclaims any opinion regarding the Company's compliance with such requirements.

   C. The Firm expressly excepts from the opinion set forth herein any opinion concerning the need for compliance by any party, specifically by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Delaware, or any other jurisdiction.

   D. In expressing the opinion set forth herein, the Firm assumed the authenticity and completeness of all corporate documents, records and instruments provided to the Firm by the Company and its representatives. The

   Firm assumed the accuracy of all statements of fact contained therein. The Firm further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies, or faxed copies, and the correctness of all such documents. This opinion is conditioned on all of these assumptions being correct.

   E. The Firm expressly excepts from the opinion set forth herein any opinion concerning the propriety of any issuance of any shares, or the consideration tendered for such shares, and any opinion concerning the tradability of any shares whether or not issued under the Registration Statement.

   F. The opinion contained herein is rendered as of the date hereof, and the Firm undertakes no obligation to advise of any changes in or any new developments which might affect any matters or opinions set forth herein, and the Firm hereby disclaims any such obligation.

This Opinion may be relied upon by you only in connection with filing of the Registration Statement, and the Firm hereby consents to the use of it as an exhibit to the Registration Statement. This Opinion may not be used or relied upon by you or any other person for any purpose whatsoever, without in each instance the Firm's prior written consent.

Sincerely,


/s/ Woltjen Law Firm
---------------------
Woltjen Law Firm

                                                                      Exhibit 23

CLYDE BAILEY P.C.
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                                             Certified Public Accountant
                                                10924 Vance Jackson #404
                                                San Antonio, Texas 78230
                                                    (210) 699-1287(ofc.)
                                   (888) 699-1287 / (210) 691-2911 (fax)

                                                                 Member:
                                             American Institute of CPA's
                                                  Texas Society of CPA's

July 7, 2004

Board of Directors
AmeriResource Technologies, Inc.
3430 E. Russell Road, Suite 317
Las Vegas, Nevada 89120

      RE:  Use of Financial Statements in Form S-8 Registration Statement

Dear Board of Directors:

As independent public accountants for AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), we hereby consent to the use of our report included in the annual report of the Company on Form 10-KSB for the year ended December 31, 2003 in the Company's Form S-8 registration statement.

Sincerely,

/s/ Clyde Bailey
------------------
Clyde Bailey, P.C.